Exhibit 99.1

Champps Entertainment Announces Second Quarter Results

Littleton, Colo. February 6, 2007 - Champps Entertainment, Inc. (Nasdaq:CMPP) (“Champps” or “the Company”) today announced results for its fiscal 2007 second quarter ended December 31, 2006.

The Company ended the quarter with $16.5 million of cash, reflective of a $7.0 million increase since the beginning of the fiscal year. No borrowings are outstanding under the Company’s credit facility and no share repurchases were made this quarter.

Total revenues for the second quarter decreased 3.9 percent to $53.6 million, compared with revenues of $55.8 million for the second quarter of our last fiscal year. Comparable same store sales decreased 3.9 percent for second quarter 2007 compared to second quarter 2006. Comparable alcohol sales decreased 4.3 percent, while comparable food sales decreased 3.8 percent for the second quarter 2007 compared to second quarter 2006.

The average dining room guest check, excluding alcoholic beverages, was approximately $14.25 for the second quarter of fiscal 2007 compared to $13.90 for the second quarter of fiscal 2006, a 2.5 percent increase. During the second quarter of fiscal 2007, food sales and alcoholic beverage sales represented 69.8 percent and 30.2 percent of total sales, respectively. During the second quarter of fiscal 2006, food and alcoholic beverage sales represented 69.7 percent and 30.3 percent of total food and beverage sales, respectively.

Diluted income per share from continuing operations without the income tax valuation expense and impairment items would have been $0.12 for the second quarter of fiscal 2007 compared with diluted income per share from continuing operations of $0.20 in last year’s second quarter. Reconciliation of non-GAAP financial measures are provided in the financial schedules accompanying this press release. The diluted loss per share for the quarter included $0.59 of income tax valuation expense and asset impairment charges. The net loss for the second quarter 2007 was $6.5 million, or $0.50 loss per diluted share compared to net income of $2.6 million, or $0.19 income per diluted share in the same quarter last year. An additional income tax expense of $7.4 million was recorded in the second quarter of fiscal 2007 related to a charge to establish a valuation allowance on certain income tax credits whose full realization is now believed to be uncertain based on the income trends of the Company. Also, the Company recorded $0.5 million for asset impairment charges and restaurant closings / disposals in the second quarter of fiscal 2007 for one location whose future cash flows are not expected to cover its carrying value and to write-off the development costs for a new location project which will not be pursued. A discontinued operations loss of $0.4 million (net of tax), or $0.03 loss per diluted share, was recorded in this year’s second quarter compared to a discontinued loss of $0.1 million (net of tax), or $0.01 loss per diluted share recorded in last year’s second quarter.

“We continued to experience softness with our sales this quarter, especially in October and November, which was due in part to the World Series team match-ups this year versus the team match-ups in last year’s second quarter. Last year, we particularly benefited from the influence of the Chicago White Sox success in that key market,” noted Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “However, we did see December sales, which while still negative on a comparable sales basis, were only down 2.6 percent, the best we’ve seen for some time. For December, food sales were down 2.3 percent and liquor sales were down 3.0 percent.”

O’Donnell added, “We continue to believe the best way for us to meet our goals of increased sales and profits is by focusing on our previously disclosed initiatives and improving the basics of our business. We now have 19 general managers and four directors of operation who are participating in our new cash flow partnership bonus plan. Our roll-out of the “visioneering” culture-based training program which communicates our foundational ideas, principles and stakeholder commitments was recently completed. Additionally, we plan to return to unit growth in the future, with our first new restaurant scheduled to open in the fourth quarter of calendar 2007. As stated before, we will be accelerating the pace of our franchising efforts as we recently retained the services of an industry experienced veteran to lead those efforts.”

Product costs increased to 28.3 percent of sales in the most recent quarter from 27.9 percent of sales compared to the second quarter of the last fiscal year reflecting higher produce and liquor costs. Labor costs increased to 31.7 percent of sales from 30.5 percent of sales for the same period last fiscal year primarily due to the de-leveraging effect associated with lower sales and higher bonus costs as a result of the rollout of the partnership bonus program, which started in March 2006. Also, higher workers’ compensation insurance claim costs contributed 0.6 percent of sales of the increase.

Other operating costs were 15.3 percent of sales in this year’s second quarter compared to 15.2 percent of sales in the same quarter last year. Occupancy expense was 9.3 percent of sales in both the second quarters of fiscal 2007 and 2006. Depreciation and amortization expense was 4.9 percent of sales in the second quarter of fiscal 2007 and 5.1 percent of sales in the same quarter of fiscal 2006.

General and administrative expenses for the second quarter were $3.2 million, or 6.0 percent of revenues, compared to $3.1 million, or 5.6 percent of revenues in the comparable period last fiscal year. Interest expense, net, decreased $0.1 million to $0.2 million for the second quarter of fiscal 2007 from $0.3 million in the comparable prior year period. The decrease was due to higher interest income from larger invested excess cash balances.

A net loss of $6.6 million, or $0.50 loss per diluted share, was reported for the first half of fiscal 2007 compared with net income of $2.4 million, or $0.18 income per diluted share, reported in the first half of the prior fiscal year.

In January 2007, a company-operated restaurant located in Phoenix, Arizona was closed and its lease was terminated. Also in January 2007, the lease expired for a franchised restaurant located in Omaha, Nebraska which was not renewed.

As previously disclosed, on January 11, 2007, it was announced that a Special Committee of the Board of Directors had entered into a letter of intent with Kinderhook Industries, LLC to sell all of the Company’s assets (other than certain tax assets) to a new entity to be formed by Kinderhook, Champps’ Chairman and CEO, Michael P. O’Donnell, and Champps’ Chief Financial Officer, David D. Womack, for a purchase price of $75 million in cash, plus the assumption of all of the Company’s liabilities, including outstanding debt.

Following completion of the transaction, the Company would remain a publicly held company and would seek to reinvest the sale proceeds in another profitable business or businesses.

Completion of the transaction is subject to, among other conditions, the satisfactory completion of a due diligence review by Kinderhook, the negotiation and execution of a definitive purchase agreement, the obtaining of debt financing by Kinderhook and the obtaining of shareholder approval and other required consents and approvals. There can be no assurance that a definitive agreement will be reached, that the other conditions will be satisfied or that a transaction will be consummated.

The letter of intent with Kinderhook provides that Champps is free to solicit competing proposals for the acquisition of the Company. If Champps decides to pursue an alternative transaction, Champps has agreed to pay Kinderhook a break-up fee of up to $2 million plus reimbursement of its expenses, depending on the timing and circumstances of the decision.

The Company’s management does not plan to have a conference call this quarter to discuss earnings.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 49 and franchises/licenses 12 Champps restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; the realization or non-realization of deferred tax assets; impairment charges and closing of restaurants; new menu and operating initiatives critical to improvement in same store sales; the absence of new store openings in the remainder of fiscal 2007 and a return to modest growth in fiscal 2008 including franchise growth efforts; future uses of cash for stock repurchases or exit costs; decision to pursue a sale of the Company; the ability of the Company and Kinderhook to complete the transaction contemplated by the letter of intent, including the outcome of Kinderhook’s due diligence investigation and its efforts to obtain debt financing, as well as the parties’ ability to satisfy the other conditions set forth in the letter of intent; and the results of the Company’s efforts to solicit competing proposals for the acquisition of the Company, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to realize or not realize deferred tax assets through generation of future taxable income, tax planning strategies or other means; the ability to finalize the transaction contemplated by the letter of intent; the impact of intense competition in the casual dining restaurant industry; the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended and Six Months Ended December 31, 2006

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Revenue
Sales	$53,428	$55,619	$102,563	$106,958
Franchising and royalty, net	172	157	352	294

Total revenue	53,600	55,776	102,915	107,252

Costs and expenses
Cost of sales and operating expenses
Product costs	15,124	15,528	29,411	29,979
Labor costs	16,923	16,928	33,161	33,691
Other operating expense	8,172	8,460	16,359	16,127
Occupancy	4,989	5,187	9,906	10,584
Pre-opening expense	—	70	—	79
General and administrative expense	3,227	3,138	6,742	6,829
Depreciation and amortization	2,606	2,816	5,210	5,539
Severance	—	5	(136)	105
Asset impairment charges and restaurant closings/disposals	530	—	530	—
Other expense	93	96	112	155

Income from operations	1,936	3,548	1,620	4,164
Interest expense, net	212	343	479	676
Expense (income) related to predecessor companies	—	—	12	(3)

Income from continuing operations, before tax	1,724	3,205	1,129	3,491
Income tax expense	7,835	553	7,277	728

Income (loss) from continuing operations	(6,111)	2,652	(6,148)	2,763
Loss on discontinued operations, net of tax	402	81	407	398

Net income (loss)	$(6,513)	$2,571	$(6,555)	$2,365

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.47)	$0.20	$(0.47)	$0.21
Loss from discontinued operations, net of tax	(0.03)	—	(0.03)	(0.03)

Net income (loss)	$(0.50)	$0.20	$(0.50)	$0.18

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.47)	$0.20	$(0.47)	$0.21
Loss from discontinued operations, net of tax	(0.03)	(0.01)	(0.03)	(0.03)

Net income (loss)	$(0.50)	$0.19	$(0.50)	$0.18

Basic weighted average shares outstanding	13,078	13,161	13,113	13,105

Diluted weighted average shares outstanding	13,078	14,590	13,113	13,152

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information

(Stated as a percentage of restaurant sales)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Store weeks	650	650	1,300	1,300
Average weekly sales	82,197	85,568	78,895	82,275

Product costs	28.3%	27.9%	28.7%	28.0%
Labor costs	31.7%	30.5%	32.3%	31.5%
Other operating expenses	15.3%	15.2%	15.9%	15.1%
Occupancy	9.3%	9.3%	9.7%	9.9%
Pre-opening expenses	0.0%	0.1%	0.0%	0.1%

Total cost of sales and operating expenses	84.6%	83.0%	86.6%	84.6%

Depreciation and amortization	4.9%	5.1%	5.1%	5.2%

Total cost of sales, operating expenses and depreciation and amortization	89.5%	88.1%	91.7%	89.8%

General and administrative expense	6.0%	5.6%	6.6%	6.4%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	December 31, 2006	July 2, 2006
Cash and cash equivalents	$16,478	$9,449
Total assets	130,921	136,702
Total debt	14,807	14,707
Total shareholders’ equity	70,080	76,728

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Six Months Ended
	December 31, 2006	January 1, 2006
Net cash provided by operating activities	$7,092	$9,055
Net cash provided by (used in) investing activities	479	(2,360)
Net cash provided by (used in) financing activities	(542)	785

Net change in cash and cash equivalents	$7,029	$7,480

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the three months ended December 31, 2006 diluted net income (loss) per share excluding the impact of the income tax valuation allowance expense and asset impairment charge. The non-GAAP measurements are intended to supplement the presentation to the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results. Diluted net income (loss) should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. Diluted net income (loss), as calculated, may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended December 31, 2006
	Reported	Income Tax Valuation	After-Tax Impairment Charge	Adjusted
Income (loss) from continuing operations	$(6,111)	$7,381	$322	$1,592
Loss on discontinued operations, net of tax	402	—	—	402
Net income (loss)	(6,513)	7,381	322	1,190

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.47)	$0.56	$0.03	$0.12
Loss on discontinued operations, net of tax	(0.03)	—	—	(0.03)
Net income (loss)	(0.50)	0.56	0.03	0.09